Exhibit 99.1

Press Release

Triad Guaranty Inc. Reports First Quarter Loss Reflecting Continued Deterioration in the Housing Markets

WINSTON-SALEM, N.C., May 12, 2008 -- Triad Guaranty Inc. (NASDAQ GS: TGIC) today reported a net loss for the quarter ended March 31, 2008 of $150.0 million compared with net income of $17.3 million for the same quarter in 2007. The diluted loss per share was $10.09 for the first quarter of 2008 compared to diluted earnings per share of $1.16 for the first quarter of 2007. Realized investment gains, net of taxes, decreased the loss per share by $0.12 in the first quarter of 2008 while increasing the earnings per share by $0.03 in the first quarter of 2007.

Mark K. Tonnesen, President and Chief Executive Officer, said, “The negative trends we encountered during the second half of 2007 continued to impact us during the first quarter of 2008. Housing prices remain under pressure across the country and the distressed markets of Florida, California, Arizona and Nevada continue to be particularly affected. Our reserves for existing defaults increased by $174.6 million during the first quarter, reflecting continued growth in risk in default, with the distressed markets contributing 67% of the growth in reserves. Additionally, we recorded a net $49.8 million pre-tax charge to recognize a premium deficiency. Also, we have decided to liquidate our Canadian subsidiary and recorded a $2 million pre-tax charge to reflect the cost associated with winding down this operation.

Mr. Tonnesen continued, “We have previously disclosed our negotiations with Lightyear Capital LLC. We believe the transactions that we are currently negotiating with Lightyear offer the best outcome for our customers, policyholders, stockholders and employees given the current industry conditions and capital-raising environment. With the acknowledgment of the Illinois Division of Insurance, we continue to write new mortgage insurance business as we work towards the completion of definitive agreements with Lightyear. While there are many tasks that must be accomplished before we get to the final agreements, and there can be no guarantees that we will be successful in getting there, we are pleased with the progress thus far.”

Total insurance in force reached $67.6 billion at March 31, 2008 compared with $61.5 billion at March 31, 2007. The total insurance in force consisted of Primary of $46.4 billion and Modified

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Pool of $21.2 billion at March 31, 2008, compared with $38.0 billion and $23.5 billion, respectively, at March 31, 2007. Total new insurance written during the first quarter of 2008, consisting only of Primary business written under our more restrictive underwriting guidelines, totaled $1.9 billion compared with $5.7 billion of Primary and $1.9 billion of Modified Pool written in the first quarter of 2007. We do not anticipate any further production of Modified Pool in the foreseeable future.

Earned premiums for the first quarter of 2008 were $72.1 million, an increase of 13% over the same period in 2007 and down slightly compared to the fourth quarter of 2007. The growth in earned premiums during the 2008 first quarter compared to the 2007 first quarter was principally due to growth in Primary insurance in force. Annual persistency on the Primary business was 83% at March 31, 2008, compared with 77% at March 31, 2007, which contributed to the growth of the insurance in force.

Net losses and loss adjustment expenses of $221.3 million for the first quarter of 2008, compared to $32.6 million for the first quarter of 2007, reflect the impact of the significant changes that have occurred in the housing markets in the past year. Net losses and loss adjustment expenses for the first quarter of 2008 include a net reserve increase of $174.6 million compared to $14.2 million in the first quarter of 2007. Paid claims totaled $40.5 million in the first quarter of 2008 compared to $17.7 million for the first quarter of 2007.

Average severity on Primary paid claims was $42,600 in the first quarter of 2008, up from $31,300 in the first quarter of 2007. The average severity on Modified Pool paid claims in the first quarter of 2008 was $65,000, which also was up significantly compared to $23,700 in the first quarter of 2007. The Primary delinquency rate was 4.89% at March 31, 2008 compared with 2.35% at March 31, 2007. The Modified Pool delinquency rate rose to 8.45% at March 31, 2008 compared with 2.93% at March 31, 2008.

At March 31, 2008, we recorded a net premium deficiency in our results of operations reflecting our estimate of the present value of the embedded future loss in our remaining portfolio that exceeds our recorded net reserves. A premium deficiency reserve of $96.1 million was established, which was partially offset by the establishment of a reinsurance recoverable of $81.1 million. Additionally, and as part of the premium deficiency computation, all existing DAC as of March 31, 2008 was written off, which amounted to a $34.8 million pre-tax charge-off.

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Our loss ratio, which excludes the impact of the premium deficiency reserve, was 307.0% for the first quarter of 2008 compared to 50.9% for the first quarter of 2007. Our expense ratio, which excludes the write off of the remaining DAC asset resulting from the premium deficiency, was 25.5% for the first quarter of 2008 compared to 22.8% for the first quarter of 2007.

We have continued to update the supplemental information related primarily to product differentiation, risk structures, additional portfolio characteristics and performance on our web site at www.triadguaranty.com for 2008 first quarter results. The supplemental information can be found under Investors and then under Webcasts and Presentations by the title “Supplemental Information - First Quarter 2008”.

(Relevant Triad Guaranty Inc. financial and statistical information follows)

Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the Company’s web site at http://www.triadguaranty.com.

Diluted realized investment gains (losses) per share, net of taxes, is a non-GAAP financial measure. The Company believes this is relevant and useful information to investors because, except for losses on impaired securities, it shows the effect that the Company’s discretionary sale of investments had on earnings.

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including our ability to enhance our capital resources, our ability to consummate the proposed transactions with Lightyear Capital, the possibility of general economic and business conditions that are different than anticipated, legislative, regulatory, rating agency and other similar developments, changes in interest rates, the housing market, the mortgage industry and the stock market, and stronger than anticipated competitive activity, as well as the factors described under "Risk Factors" and under "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in other reports and statements that we file with the Securities and Exchange Commission. Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE: Triad Guaranty Inc.

CONTACT: Ken Jones, Senior Vice President and Chief Financial Officer, Triad Guaranty Inc., 336.723.1282 ext. 1105 or kjones@tgic.com

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Triad Guaranty Inc.
Consolidated Statement of Operations

	Three Months Ended March 31, (Unaudited) 2008	(Unaudited) 2007
	(Dollars in thousands except per share amounts)	
Premiums written:		
Direct	$ 89,386	$ 78,408
Ceded	(15,995)	(12,701)
Net premiums written	**$ 73,391**	**$ 65,707**
Earned premiums	$ 72,065	$ 63,949
Net investment income	9,547	7,349
Net realized investment gains	2,703	761
Other income	2	2
Total revenues	84,317	72,061
Net losses and loss adjustment expenses	221,259	32,581
Net change in premium deficiency reserve	15,000	0
Interest expense on debt	1,476	694
Policy acquisition costs	39,416	4,624
Other operating expenses - net	14,106	10,330
(Loss) income before income taxes	(206,940)	23,832
Income taxes (benefit)	(56,926)	6,510
Net (loss) income	**$ (150,014)**	**$ 17,322**
Basic (loss) earnings per share	**$ (10.09)**	**$ 1.17**
Diluted (loss) earnings per share	**$ (10.09)**	**$ 1.16**
Average weighted average common and common stock equivalents outstanding (in thousands)		
Basic	14,869	14,819
Diluted	14,869	14,946

CERTAIN NON-GAAP FINANCIAL MEASURES:		
Diluted earnings per share contribution from realized gains		
Net realized investment gains	*$ 2,703*	*$ 761*
Income taxes at 35%	946	266
After tax realized gains	*$ 1,757*	*$ 495*
Diluted weighted average shares outstanding (in thousands)	14,869	14,946
Diluted earnings per share contribution from realized gains	$ 0.12	$ 0.03

Triad Guaranty Inc.
Sequential Quarterly Statistical Information (con't.)
(Unaudited)

	Mar 31, 2008	Dec 31, 2007	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006	Jun 30, 2006	Mar 31, 2006
	(Dollars in millions unless otherwise indicated)								
Production									
New insurance written (NIW):									
- Primary flow business	$ 1,913	$ 2,680	$ 3,720	$ 5,089	$ 4,372	$ 3,612	$ 2,844	$ 2,559	$ 1,947
- Primary structured bulk business	-	-	694	1,702	1,327	304	436	385	1
Total Primary	1,913	2,680	4,414	6,791	5,699	3,916	3,280	2,944	1,948
- Modified Pool	-	-	-	1,406	1,925	2,130	2,956	2,980	4,606
Total NIW	$ 1,913	$ 2,680	$ 4,414	$ 8,196	$ 7,624	$ 6,046	$ 6,236	$ 5,924	$ 6,553
New risk written:									
- Primary (gross)	$ 451	$ 678	$ 1,203	$ 1,860	$ 1,576	$ 991	$ 865	$ 730	$ 490
- Modified Pool	-	-	-	51	69	78	106	92	142
Total new risk written	$ 451	$ 678	$ 1,203	$ 1,912	$ 1,645	$ 1,069	$ 971	$ 822	$ 633
Primary NIW by loan-to-value ratio (LTV):									
- Greater than 95.00%	9.6%	29.7%	37.4%	36.1%	26.2%	16.2%	20.7%	12.2%	10.1%
- 90.01% to 95.00%	29.1%	25.8%	23.1%	23.3%	23.8%	25.3%	23.3%	22.0%	25.0%
- 90.00% and below	61.3%	44.5%	39.5%	40.7%	50.0%	58.5%	56.0%	65.8%	64.9%
Potential Negative Amortization Mortgages (PNAM):									
% of total Primary NIW	0.2%	2.9%	5.0%	16.8%	29.2%	28.6%	27.0%	34.3%	16.7%
% of total Modified Pool NIW	0.0%	0.0%	0.0%	38.1%	3.0%	40.3%	80.7%	51.0%	6.9%
Primary PNAM NIW by LTV:									
- Greater than 95.00%	0.0%	0.3%	0.9%	1.6%	1.7%	5.3%	10.1%	6.9%	10.9%
- 90.01% to 95.00%	0.0%	20.5%	17.3%	29.7%	25.4%	17.3%	15.1%	0.9%	1.5%
- 90.00% and below	100.0%	79.2%	81.8%	68.7%	72.9%	77.5%	74.8%	92.2%	87.6%
Modified Pool PNAM NIW by LTV:									
- 80.00% and below	-	-	-	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Percent of Primary NIW from refinancings	43.1%	27.6%	25.7%	36.9%	44.1%	41.5%	28.9%	32.5%	33.5%
Percent of Primary flow NIW subject to captive reinsurance arrangements	43.9%	53.2%	47.6%	34.3%	28.1%	31.9%	61.5%	61.2%	55.1%